Exhibit 10.19

NIC Sales Commission Plan
Senior Vice President of Business Development

Objective
The objective of any NIC  Sales Commission Plan, including this one (the "Plan"), is to fairly compensate employees who contribute significantly to securing significant profitable  contracts (“Contract”) that advance NIC's growth.

General Parameters
The Plan generally provides that NIC Inc. (the "Company" or "NIC") will pay commissions based upon a percentage of the operating income earned under a Contract over the initial term (not including renewal options), subject to the terms and conditions of this Plan and the terms and conditions established hereunder relating to each such Contract.  Due to the potential for significant variance in Contract values and financial risk, NIC, in its sole discretion, may establish a minimum total commission or maximum total commission that may be paid for any specific Contract opportunity.

Plan Term
The Plan covers new Contracts closed on or after September 12, 2012.

Plan Participants
The Chief Executive Officer ("CEO") will make a recommendation to the Compensation Committee of the Board of Directors, as to whether the Senior Vice President of Business Development ("SVP") may be considered for commission payments under the Plan. The determination of the specific percentage of Contract operating income commission recommendation for each Contract is at the discretion of the CEO and the actual percentage is at the discretion of the Compensation Committee.

Determination of Operating Income
Operating income will be determined in accordance with standard NIC accounting policy and is equal to the amount reported monthly in the standard NIC financial statements.  The initial estimate of Contract operating income will be mutually agreed to among the Finance, Sales and Operations divisions.  Disputes regarding the initial estimate of Contract operating income will be escalated to the CEO for final determination. The CEO's determination will be final and binding.

Approval by Compensation Committee of the Board of Directors
The CEO will present the recommendation for SVP commission payments to the NIC Board’s Compensation Committee no later than the next regularly scheduled meeting following the collection of the initial month’s primary funding source revenues for the respective Contract, for approval.

Timing of Commission Payments
Except as otherwise provided herein, the timing of commission payments shall be as set forth in this section. 50% of the total estimated commission from the first three years of the Contract will be paid within 30 days following Compensation Committee approval.  The remaining 50% of the commission from the first three years of the Contract will be divided into three payments as follows:

First anniversary date of initial commission payment – 20%
Second anniversary date – 20%
Third anniversary date – 10%

Commission payments will be adjusted at least annually based on actual financial results and updated financial forecasts.   If the initial term of the Contract is longer than three years, the commission for the remaining term of the Contract will be paid on each successive anniversary date. The SVP must be employed by NIC on each payment date to receive payment.

Discretionary Payment
NIC, in its sole discretion, reserves the right to administer, interpret, modify, or cancel, at any time, any element of the Plan including, but not limited to bonuses, commissions, or incentive factors or objectives as set forth in this document.  For example, given the risk profile of the particular opportunity, NIC may fix the amount of the total commission, or may reduce the percentage payout of the initial commission payment or subsequent commission payments. The CEO and Compensation Committee may establish additional terms and conditions applicable to each Contract in their sole discretion.

No incentive will be considered as compensation under any employee benefit plan of NIC, except as may be otherwise provided in such employee benefit plan or by law.

No commission will be paid if the SVP does not follow sales policies, procedures or processes, develops an unsatisfactory working relationship with the prospect or customer, or is no longer employed by NIC at the time a commission payment is scheduled to be made.

No portion of a commission will be considered earned until the Contract is properly signed and the initial month’s revenues from the primary funding source have been collected by NIC.

Additional Terms
No Effect on Employment at Will. This Plan does not constitute any type of employment contract, either expressed or implied. This Plan is not intended to, nor does it in any way, detract from the at-will relationship of the parties. Nothing contained in the Plan will give any employee the right to be retained in the employment of the Company or affect the right of the Company to terminate the employment of any employee.

Dispute Resolution.  Disagreements or disputes between NIC and the SVP arising out of or relating to interpretation of the Plan shall be submitted to the CEO (or designate) for resolution. The CEO (or designate) shall decide the issue in his or her sole discretion. Such decision will be final and binding.

Other Commissions.  Commissions for Contracts that are not identified within this Plan will be administered at the sole discretion of the CEO, with approval by the Compensation Committee.

Amendment and Termination.  The Plan may be amended or discontinued by the Compensation Committee at any time without prior notification to participants.  However, no amendment may adversely affect commissions under the Plan with respect to a Contract after the collection of the initial month’s primary funding source revenues for the respective Contract, except as expressly provided herein.

Adjustment.  The Compensation Committee maintains sole discretion to adjust commissions under the Plan downward for legitimate and reasonable performance reasons. The Compensation Committee will, to the extent permitted by law, have the sole and absolute authority to make retroactive adjustments to any commissions paid to participants where the payment was predicated upon the achievement of erroneous financial or strategic business results, or where the participant engaged in intentional misconduct that increased his/her commission. Where applicable, NIC may seek to recover any amount determined to have been inappropriately received by a participant under the Plan.

Compliance.  The Compensation Committee may obtain such agreements or undertakings, if any, as the Compensation Committee may deem necessary or advisable to assure compliance with any law or regulation of any governmental authority.  The Plan and any commission award made hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

Limitation on Liability.  No member of the Board or Compensation Committee, nor any officer or employee of NIC acting on behalf of the Board or Compensation Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan.

Rights under Plan.  The interests of participants under the Plan are not subject to claims, indebtedness, attachment, execution, garnishment, or other legal or equitable process.  Participant interests under the Plan may not be transferred or assigned, other than by will or by the laws of descent and distribution.  If the Participant attempts to alienate, assign, pledge, hypothecate, or otherwise dispose of commission awards or other rights under the Plan, except as provided for in this Plan, or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by this Plan, the Board may terminate the participant’s commission awards and rights by notice to the participant, and it shall thereupon become null and void.

Clawback. By participating in the Plan, each participant is deemed to have acknowledged that any amount paid pursuant to the Plan may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) that will require the Company to recover certain amounts of commission paid to certain executive officers by reason of any element by which the commission is determined under this plan that becomes involved in an accounting restatement, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under any applicable securities laws.  By participating in the Plan, each participant agrees and consents to any forfeiture or required recovery or reimbursement obligations of the Company with respect to any compensation paid that is forfeitable or recoverable by the Company pursuant to Dodd-Frank and in accordance with any Company policies and procedures adopted by the Committee in order to comply with Dodd Frank, as the same may be amended from time to time.

Ethical and Legal Standard

1.	No employee may pay, offer to pay or give any of their incentive compensation or any other money to any agent, customer or representative of the customer or any other person as an inducement or reward for assistance in making a sale.

2.	Gifts and entertainment above a nominal amount shall not be given to customers, agents or representatives except in accordance with current NIC's policies and procedures.

3.	No NIC employee shall enter into any understanding, agreement, plan or scheme, express or implied, formal or informal, with any competitor in regard to prices, terms, or conditions of sales, distribution, territories or customers, nor engage in any other conduct which in the opinion of NIC's legal counsel creates any violations of any municipal, state or federal law or regulation or is contrary to any NIC policy.

4.	Any failure to adhere to NIC's ethical and legal standards or of other generally recognized ethical and legal business standards will subject an employee to revocation of any commission paid in the past or potentially payable in the future, or of other compensation as provided by this or any other agreement to which the employee might otherwise be entitled. In addition, any such infraction will subject the employee to disciplinary action, up to and including termination.

Confidentiality.  This agreement is deemed confidential to the Company, except as otherwise required by law.

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